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                                                                    EXHIBIT 10.8

                 AMENDMENT TO COMMON STOCK PURCHASE AGREEMENT


     THIS AMENDMENT is made and entered into as of this 24th day of June, 1998 by and between eGain Communications Corporation, a Delaware corporation (the "Company"), and Ashutosh Roy (the "Purchaser").

                             W I T N E S S E T H:

     WHEREAS, the Company and the Purchaser are parties to a Common Stock Purchase Agreement dated as of December 16, 1997 (the "Purchase Agreement"), pursuant to which the Company sold and the Purchaser purchased 2,000,000 shares of Common Stock (the "Shares," representing 4,000,000 shares of Common Stock following the 2:1 split of the Company's Common Stock effected on June 23, 1998 (the "Split")); and

     WHEREAS, the Company desires to obtain additional capital through the sale of shares of its Series A Preferred Stock to certain investors (the "Investors"); and

     WHEREAS, Purchaser has a significant interest in the Company by virtue of his equity ownership and therefore would benefit from the Company's obtaining such additional funding; and

     WHEREAS, in order to induce the Investors to purchase Series A Preferred Stock of the Company, the Company and Purchaser desire to amend the Purchase Agreement to provide the Company with a repurchase option on a portion of the Shares, which option will lapse over time:

     NOW, THEREFORE, in consideration of the foregoing premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Purchaser hereby agree as follows:

     1. Section 3 of the Purchase Agreement is hereby amended to read in its entirety as follows (all figures have been adjusted to reflect the Split):

     "3.  Restrictions
          ------------

      3.1 Repurchase Option.
          -----------------

          (a) In the event of the termination of employment or consulting services of Purchaser with the Company, the Company shall, upon the date of such termination (the "Termination Date"), have an irrevocable, exclusive option (the "Repurchase Option") for a period of ninety (90) days from the Termination Date to repurchase all or any portion of the Shares held by Purchaser as of the Termination Date which have not yet been released from the Repurchase Option at a purchase price of $0.037 per share, adjusted for any future stock splits, stock dividends and the like.

          (b) The Repurchase Option shall be exercised by the Company by written notice to Purchaser or his executor and, at the Company's option, (i) by delivery to Purchaser or his executor with such notice of a check in the amount of the purchase price for the Shares being purchased, or (ii) in the event Purchaser is indebted to the Company, by cancellation by the Company of an amount of such indebtedness equal to the purchase price for the Shares being repurchased, or (iii) by a combination of (i) and (ii) so that the combined payment and cancellation of indebtedness equals such purchase price. Upon delivery of such notice and payment of the purchase price in any of the ways described above, the Company shall become the legal and beneficial owner of the Shares being repurchased and all rights and interest therein or related thereto, and the Company shall have the right to transfer to its own name the number of Shares being repurchased by the Company, without further action by Purchaser.

          (c) The Shares held by Purchaser shall be released from the Repurchase Option under this Section 3.1 as follows (provided in each case that Purchaser's employment or consulting services have not been terminated prior to the date of any such release): 33 2/3% of the total number of Shares (1,333,333 Shares) are released from the Repurchase Option as of June 24, 1998, and an additional 1/24th of the total number of Shares (111,111.11 Shares) shall be released from the Repurchase Option at the end of each full month thereafter, until all Shares are released from the Repurchase Option. Fractional shares shall be rounded to the nearest whole share.

          (d) Notwithstanding the foregoing, in the event that Purchaser's employment with or consulting services to the Company are terminated without Cause or for Good Reason (as such terms are defined below) the Repurchase Option shall immediately terminate with respect to, and Purchaser shall acquire a vested interest in, all of the then remaining unvested Shares previously subject to the Repurchase Option.

          (e) For purposes of this Agreement, "Cause" shall mean the happening of one or more of the following events:

               (i) Purchaser's willful misconduct or gross negligence in the performance of her duties hereunder, including Purchaser's refusal to comply in any material respect with the legal directives of the Company's Board of Directors so long as such directives are not inconsistent with Purchaser's position and duties, and such refusal to comply is not remedied within ten (10) working days after written notice from the Board of Directors, which written notice shall state that failure to remedy such conduct may result in termination for Cause;

               (ii) Dishonest or fraudulent conduct, a deliberate attempt to do an injury to the Company, or conduct that materially discredits the Company or is materially detrimental to the reputation of the Company, including conviction of a felony; or

               (iii) Purchaser's incurable material breach of any element of the Company's Proprietary Information and Assignment of Inventions Agreement, including, without limitation, Purchaser's theft or other misappropriation of the Company's proprietary information.

          (f) For purposes of this Agreement, "Good Reason" for termination by Purchaser shall be deemed to occur if (A)(1) the Company materially changes Purchaser's position with or responsibilities for the Company causing Purchaser's position to be of materially less stature or of materially less responsibility, other than as a result of Purchaser's reduction of his time commitment to the Company (2) there is a reduction of Employee's base salary that is unrelated to an executive officer-wide reduction, other than as a result of Purchaser's reduction of his time commitment to the Company or (3) Employee refuses to relocate to a Company facility or Company location more than fifty
(50) miles from the Company's current location; and (B) in the case of any good
                                                ---
reason in A(1), (2) or (3) within the thirty (30) day period immediately following such event Employee elects to terminate his employment.

          (g) If Purchaser's employment or consulting services with the Company are terminated as a result of Purchaser's death or disability (as defined below), in addition to the vesting provisions of Section 3.1(a)(iii) above, the Repurchase Option shall immediately terminate with respect to, and Purchaser shall acquire a vested interest in, an additional number of Shares equal to the lesser of (i) 1,333,333 Shares (representing twelve (12) monthly installments of
------
the remaining unvested Shares) or (ii) all of the then remaining unvested Shares previously subject to the Repurchase Option. Fractional shares shall be rounded to the nearest whole share.

          (h) For purposes of this Section 3.1 only, "disability" shall be deemed to have occurred when Purchaser's employment or consulting services with the Company are terminated because Purchaser is unable to engage in any substantial, gainful activity on behalf of the Company by reason of any medically determinable physical or mental impairment.

          (i) Upon the occurrence of any one of the following events (any of such events, a "Change of Control"), the Repurchase Option shall terminate with respect to, and Purchaser shall acquire a vested interest in fifty percent (50%) of the then remaining unvested Shares:

               (i) Upon the consummation of the acquisition of 51% or more of the outstanding stock of the Company pursuant to a tender offer validly made under any federal or state law (other than a tender offer by the Company);

               (ii) Upon the consummation of a merger, consolidation or other reorganization of the Company (other than a reincorporation of the Company), if after giving effect to such merger, consolidation or other reorganization of the Company, the Purchasers of the Company immediately prior to such merger, consolidation or other reorganization do not represent a majority of interest of the holders of voting securities (on a fully diluted basis) with the ordinary voting power to elect directors of the surviving or resulting entity after such merger, consolidation or other reorganization;

               (iii) Upon the sale of all or substantially all of the assets of the Company to a third party who is not an affiliate of the Company; or

               (iv) Upon the dissolution of the Company pursuant to action validly taken by the Purchasers of the Company in accordance with applicable state law;

provided that (1) Purchaser continues his employment or consulting services with the Company at or after the commencement of a Change of Control and (2) Purchaser is still employed or providing consulting services to the Company at the time of the conclusion of such Change of Control (unless Purchaser's service by, or relationship with, the Company is terminated without Cause during the interim period between the commencement of any such Change of Control and the conclusion of that particular Change of Control).

          (j) If Purchaser's employment or consulting services with the Company are terminated without Cause on or before the first anniversary of the effective date of the Change of Control, the Repurchase Option shall terminate with respect to and the Purchaser shall acquire a vested interest in all then remaining Unvested Shares.

     3.2  Escrow of Shares.  For purposes of facilitating the enforcement of the
          ----------------
provisions of this Section 3.2, Purchaser agrees, immediately upon receipt of the certificate(s) for Purchaser's Shares, to deliver such certificate(s), together with an Assignment Separate from Certificate in the form attached to this Agreement as Attachment A executed by Purchaser and by Purchaser's spouse
                  ------------
(if required for transfer), in blank, to the Secretary of the Company, or the Secretary's designee, to hold such certificate(s) and Assignment Separate from Certificate in escrow and to take all such actions and to effectuate all such transfers and/or releases as are required in accordance with the terms of this Agreement. Purchaser hereby acknowledges that the Secretary of the Company, or the Secretary's designee, is so appointed as the escrow holder with the foregoing authorities as a material inducement to make this Agreement and that said appointment is coupled with an interest and is accordingly irrevocable. Purchaser agrees that said escrow holder shall not be liable to any party hereof (or to any other party). The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine and may resign at any time. Purchaser agrees that if the Secretary of the Company, or the Secretary's designee, resigns as escrow holder for any or no reason, the Board of Directors of the Company shall have the power to appoint a successor to serve as escrow holder pursuant to the terms of this Agreement.

     3.3  Market Standoff.  In connection with any underwritten public offering
          ---------------
by the Company of its equity securities pursuant to an effective registration statement filed under the 1933 Act, including the Company's initial public offering, Purchaser shall not sell, make any short sale of, loan, hypothecate, pledge, grant any option for the purchase of, or otherwise dispose or transfer for value or agree to engage in any of the foregoing transactions with respect to any Shares without the prior written consent of the Company or its underwriters, for such period of time after the effective date of such registration statement as may be requested by the Company or such underwriters (not to exceed one hundred eighty (180) days). This Section 3.3 shall only remain in effect for the one (1) year period following the effective date of the Company's initial public offering. Purchaser shall be subject to the market stand-off provisions of this Section 3.3 only if the officers and directors of the Company are also subject to similar arrangements. In the event of any stock dividend, stock split, recapitalization, or other change affecting the Company's outstanding Common Stock effected without receipt of consideration, then any new, substituted, or additional securities distributed with respect to the Shares shall be immediately subject to the provisions of this Section 3.3, to the same extent the Shares are at such time covered by such provisions. In order to enforce the provisions of this Section 3.3, the Company may impose stop-transfer instructions with respect to the Shares until the end of the applicable stand-off period."

     2. Except as expressly amended herein, the Purchase Agreement shall remain in full force and effect.

     3. This Amendment may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the Company and Purchaser have executed this Amendment as of the date first above written.

                              COMPANY:

                              eGAIN COMMUNICATIONS CORPORATION



                              By: /s/ Gunjan Sinha
                                 -----------------------------------

                              Title: President
                                    --------------------------------


                              PURCHASER:


                              /s/ Ashutosh Roy
                              --------------------------------------
                                            Ashutosh Roy


                              Address:______________________________
                                      ______________________________
                                      ______________________________

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                                   EXHIBIT A

                     ASSIGNMENT SEPARATE FROM CERTIFICATE

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                                   EXHIBIT B

                               CONSENT OF SPOUSE


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